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                                                                    Exhibit 23.1

               Consent of Ernst & Young LLP, Independent Auditors

   We consent to the incorporation by reference in the Registration Statements (Forms S-8 Nos. 333-36148, 333-89549 and 333-41450) pertaining to the
Software.com 1995 Stock Plan, the 1999 Employee Stock Purchase Plan, the 2000 Nonstatutory Stock Option Plan, the Mobility.Net Corporation 1999 Stock Option Plan, the AtMobile.com Inc. amended and restated Stock Option Plan, the bCandid Corporation 1999 Equity Incentive Plan and Options under the Stock Option Agreements and Form S-3 No. 333-41610 as amended, of our report dated August 25, 2000 with respect to the consolidated financial statements of bCandid Corporation included in this Current Report on Form 8-K/A dated August 28, 2000.

                                          /s/ Ernst & Young LLP

Woodland Hills, California
August 28, 2000